Schnitzer Steel Receives Nasdaq Deficiency Letter Regarding Majority Independent Director Requirement

PORTLAND, Ore.--(BUSINESS WIRE)--October 31, 2008--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) announced today that, as anticipated, the Company received a Nasdaq Staff Deficiency Letter on October 30, 2008 indicating that the Company was not in compliance with the independent director requirement for continued listing set forth in Marketplace Rule 4350(c)(1), which requires that a majority of the board of directors of a listed company be comprised of independent directors. The non-compliance with Nasdaq's rule resulted from the previously announced resignation of Mark Palmquist, an independent director of the Company. Consistent with Marketplace Rule 4350(c)(1), Nasdaq is providing the Company with a cure period until April 20, 2009 to regain compliance (assuming the Company's annual meeting of shareholders is held on January 28, 2009, as scheduled). At the date of Mr. Palmquist's resignation, the Board of Directors had already engaged a professional recruiting firm to assist it in a search for an additional independent director. The recruiting firm has identified a number of candidates whose names have been submitted to the Nominating and Corporate Governance Committee of the Board of Directors.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 39 operating facilities located in 12 states throughout the country, including six export facilities located on both the East and West Coasts and in Hawaii. The Company's vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 38 self-service facilities and 18 full-service facilities located in 16 states and in western Canada. With an annual production capacity of nearly 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 103rd year of operations in fiscal 2009.


CONTACT: Schnitzer Steel Industries, Inc.
         Investor Relations Contact
         Rob Stone, 503-224-9900
         or
         Press Relations Contact
         Brian Gard, 503-552-5023
         ir@schn.com
         www.schnitzersteel.com